EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 and in the Prospectus relating to this Registration Statement of our report dated October 10, 1996 on the consolidated financial statements of Battle Mountain Gold Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing on page 2 of Battle Mountain Gold Company's Annual Report of Form 10-K/A (Amendment No. 3) for the year ended December 31, 1995. We also consent to the references to us under the heading "Experts" in this Registration Statement and in the Prospectus relating to this Registration Statement.

/s/ PRICE WATERHOUSE LLP
    Price Waterhouse LLP
    October 18, 1996